Exhibit 99.1

ICON Vapor, Inc. Announces Execution of an LOI to Acquire Green Tree Syndicate, Inc.

October 29, 2014 09:20 ET | Source: Icon Vapor, Inc.

SAN DIEGO, Oct. 29, 2014 (GLOBE NEWSWIRE) -- ICON Vapor, Inc. (OTC Symbol 'ICNV') announced today that it has executed a Letter of Intent to acquire Green Tree (Green Tree) Syndicate, Inc.

ICON Vapor President Dan Balsiger noted, "We are pleased to announce the execution of an LOI to acquire Green Tree, an electronic cigarette sales and distribution company based in El Cajon, California. We believe Green Tree's current 'reach' into the convenience store marketplace via their relationship with Core-Mark, International, a leading distributor and marketer of consumer packaged goods to the convenience retail industry with sales reaching almost $10 billion, (Nasdaq:CORE) will help to substantially expand as well as accelerate ICON's current service delivery strategics."

Mr. Balsiger further commented that, "Once completed, we expect this acquisition to add substantial revenue FY 2015 to ICON's revenue stream in both the US and Canada. Additionally, our Green Tree initiative will involve deployment of the ICON Vapor brand in place of the current product provided by Green Tree. With this extraordinary opportunity to expand our business, we believe we will be able to achieve strong profitability for our company in 2015."

About ICON Vapor, Inc. (www.IconVapor.com)

Headquartered in San Diego, California, Icon Vapor engages in the manufacture and distribution of electronic cigarettes. The company offers disposable and starter kits e-cigarettes as well as cartomizers in tobacco and menthol flavors branded under the ICON Vapor Products line. For further information please contact the Company at:

(858.509.2783 or Sales@IconVapor.com)

Safe Harbor Statement

This press release may contain forward looking statements and or observations which are based on current expectations, forecasts, and assumptions that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues as well as any payment of dividends on our stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties include but not limited to information as contained within the Company’s most current quarterly reports, annual reports, and or other such filings as may be accessed through the OTCBB website. Furthermore, the Company disclaims any intention or obligation to update or revise any such forward looking statements, whether as a result of new information, future events, or otherwise. We have incurred and will continue to incur significant expenses in our expansion of our existing as well as new product lines noting there is no assurance that we will generate enough revenues to offset those costs.  Additional product offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the variables as associated with the general business channel we are operating in, the impact of which cannot be predicted at this time including risks as associated with our product and recent FDA pronouncements. Additionally, our 1-A registration statement will generate additional free trading shares to the marketplace at a pre-determined price which may impact our share pricing within the OTC marketplace in a manner that we cannot predict.